Exhibit 10.51

CONFIDENTIAL

October 28, 2008

Mr. Alex Shootman

Dear Alex:

This letter is to confirm the agreement between you and Vignette Corporation (the “Company”) regarding your separation from the Company. Your full-time employment with the Company will end on November 14, 2008 (the “Termination Date”). All of the provisions of this letter (“Agreement”) are subject to, and conditioned upon, your signing and returning to us a copy of the Letter Agreement, and complying with its terms.

This Agreement may not be changed or altered, except by a written document signed by you and the Company. This Agreement is entered into in the State of Texas and the laws of the State of Texas will apply to any dispute concerning it. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. This Agreement constitutes the entire understanding between you and the Company and supersedes all other agreements or understandings, either verbal or written.

1.	For the period following the date of this Agreement and ending with the Termination Date, your job duties will be transition activities as specifically directed by our CEO, Mike Aviles, or our Board of Directors

2.	After your Termination Date, the Company will extend a mitigating severance payment to you representing wages in lieu of notice, in the amount of twenty (20) weeks of base pay. This severance payment will be made to you on a bi-weekly basis (following Vignette’s current pay period schedule). If you are rehired by Vignette or if you are hired by any other employer, at any time during the severance payment period, your severance payments will cease as of the effective date of such hire. A short term consulting arrangement or other temporary work arrangement that has been approved by the Company will not result in termination of your severance payments.

3.	With respect to your stock option and restricted stock grants, your vesting will end on the Termination Date. After the Termination Date, you will have 90 days in which to exercise any options in which you are vested.

4.	Upon your Termination Date, but not contingent upon signing the Letter Agreement, the Company will pay you all current accrued but unused vacation time, less all applicable withholdings. You will also receive reimbursement for any outstanding eligible business expenses incurred up to and including your Termination Date.

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5.	The Company agrees that the time frames set forth in the provisions of your Offer Letter dated October 16, 2006, relating to potential repayment of the signing bonus and relocation benefits provided by the Company will be met and no repayment will be required as long as you remain with the Company in the role defined herein through the Termination Date.

6.	Under the provisions of the group medical, dental, and vision insurance plans, your employee benefits are in effect until the end of the month in which your Termination Date occurs. However, if you elect to continue your health insurance coverage under COBRA following the end of the month in which your Termination Date occurs, then, in addition, the Company will pay the monthly premium under COBRA for one month following the month of your termination (that is, until December 31, 2008). You will be eligible for sixteen (16) months of additional coverage pursuant to COBRA at your own expense after that date.

7.	With respect to your Employee Stock Purchase Plan (if applicable), all amounts deducted from payroll for participation in the current purchase period (July 31, 2008 – January 1, 2009) will be refunded to you upon your Termination Date. This payment is not contingent upon your signing this Letter Agreement. Upon your Termination Date, you will no longer be eligible to participate in this plan.

8.	You agree that prior to the execution of this Letter Agreement you were not entitled to receive any further monetary payments and benefits as specified above from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future, other than any bonus payments earned under your bonus plans or reimbursement of business expenses are those specified in this Letter.

9.	You and the Company will agree to a statement to be used in communication of your departure from the Company. You agree to consistently use this statement in your discussions with third parties and employees. You will not send any written communication to the Company or make any calls to external customers or third parties regarding your departure from Vignette, without the prior approval of our CEO, Mike Aviles, or our General Counsel, Bryce Johnson.

10.	In exchange for the Company providing you with the above-referenced severance and other good and valuable consideration set forth herein, you hereby waive all claims against the Company, and release and discharge the Company from liability for any claims and damages that you may have against it as of the date of this Agreement, whether known or unknown including, but not limited to, any claims arising out of your employment relationship with the Company and any of the Company’s subsidiaries, or violations of any federal, state or local fair employment practices law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and the Americans With Disabilities Act. You also agree not to initiate any civil actions to assert such claims. You understand that the consideration provided to you under the terms of this Agreement does not constitute an admission by the Company that it has violated any such law or legal obligation.

11.	The parties also represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The Company also represents that as of the date of this letter, it is not aware of any other claim which it may have against you.

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12.	You agree that you will not disclose or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, other than general acknowledgement of the restrictive covenants set forth in Sections below as may be required to comply with such covenants or if specifically requested by prospective employers, or for the purpose of enforcing this Agreement should that ever be necessary. Confidential information includes but is not limited to all unannounced business plans, customer lists, pricing, strategic plans, and personnel information including salary, and performance ratings.

13.	You agree that prior to the Termination Date, you will return all Company property in your possession, other than your cell phone which you may keep at your own expense. You also understand and agree that all files, papers, memoranda, letters, handbooks and manuals, facsimiles and other communications that were written, authorized, signed, received or transmitted during your employment, whether electronic or otherwise, are and remain the property of the Company and, as such, are not to be removed from the Company’s offices.

14.	To the extent consistent with applicable law, you also agree not to initiate any administrative or other legal action against the Company or against any current or former officers, directors, or employees, to assert such claims and, further, to the extent any such action has or may be brought by you or on your behalf by any third party, you agree to waive your right to any form of recovery in such action, including monetary damages or any other form of relief, including attorneys’ fees and costs.

15.	At all times and in the future, you will remain bound by the Company’s Proprietary Information and Inventions Agreement signed by you upon your employment with Vignette.

16.	Both parties (you and the Company) agree that they will not disclose to others the facts or terms of this Letter, except that both parties may disclose such information to their attorneys or accountants in order for such individuals to render services or as required based on your status as a Section 16 officer of the Company. You further agree not to make any disparaging remark about the Company, its Officers, Directors or management.

17.	During the eighteen (18) month period following your Termination Date, you agree that you will neither directly nor indirectly solicit for employment, nor hire, or cause others to solicit for employment or hire, any salaried employee of the Company who is presently or hereafter employed by the Company, or any other employee of the Company who had access to confidential or proprietary information or trade secrets of the Company within a prior 6 month period (“Vignette Employee”). For clarity, any discussion with any Vignette Employee by you or by others at your initiation or with your guidance, in which potential employment is in anyway discussed will be considered solicitation whether such discussions are initiated by you , by others with your guidance or by the Vignette Employee. Discussions concerning employee references to companies with which you have no affiliation of any kind are not covered by this prohibition.

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For a period of 12 months from the Termination Date you agree not to provide services or to participate in any way in the ownership of or as an employee, agent, independent contractor, general partner, officer or director of any company which competes with the products and services provided by the Company. Provided however, you may engage with such a business if you receive the prior, written approval of the Company’s CEO or General Counsel. Such approval may not be reasonably withheld and must consider the actual competitive activity of the potential employer and the actual probability of harm to the Company if such approval is granted. Provided further, you shall not be prohibited from any activity to the extent the Company no longer engages in a business that is competitive with such activity. You further agree, during the twelve (12) month period following your Termination Date, not to solicit any clients of the Company for any business opportunity that is competitive with the products and services of the company. You agree that in the event of any breach of the provisions of this Agreement the Company may immediately discontinue any remaining severance payments, demand repayment of the severance benefits provided herein and seek additional damages for such breach. If the officers of the Company fail to communicate consistent with the agreed communication plan regarding the reasons for your departure, then you agree to immediately inform Bryce Johnson or Mike Aviles of the details. The Company agrees to take reasonable and immediate action to correct such information.

18.	You agree that except as expressly provided in this Letter, this Letter renders null and void any and all prior arrangements, either written or oral, between you and the Company, with the exception of the Company’s Proprietary Information and Inventions Agreement referred to above and the terms of any benefit plan, Corporate Credit Card Account (including severance payment deductions for monies owed Vignette for payment of Guaranty Card Accounts on the employee’s behalf, except where prohibited by State Law), Sales Compensation Policy, stock plan, or stock agreement.

19.	Each severance payment under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute deferred compensation for purposes of Section 409A of the Code. In addition, any severance payment under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute deferred compensation for purposes of Section 409A of the Code. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) (which is equal to approximately $550,000.00); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated (which for 2008 is $460,000). The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to either the six (6) month delay for payments based upon termination of employment or the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

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Please indicate your agreement with the above terms by signing below. As noted above, your eligibility for the benefits offered under this Agreement (except where otherwise stated) is subject to, and conditioned upon, your executing a copy of this Agreement and returning it along with all Company equipment (in good condition) to Vignette. You may wish to consult an attorney as part of your consideration of this severance agreement and the Agreement shall be effective seven days after you sign it.

Sincerely,

/s/ Bryce Johnson
Bryce Johnson
SVP and General Counsel
Vignette Corporation

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My signature below signifies my agreement with the above terms. I understand and acknowledge that notwithstanding any other provision of this or any other Agreement, my employment with the Company constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated, at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice. Furthermore, I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I acknowledge that I have been given forty-five (45) days to review the document before signing. I also acknowledge that I can take an additional seven (7) days after signing it to revoke my agreement, by notifying the Company in writing within that seven (7) day period, addressed to VP – Worldwide Human Resources’ attention.

I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I will return the signed Agreement to Gayle Wiley (VP - Worldwide Human Resources) within forty-five (45) days of receipt.

/s/ Alex Shootman	October 30, 2008
Alex Shootman	Date

Please return signed agreement to the following address:

Gayle Wiley

VP – Worldwide Human Resources

Vignette Corporation

1301 S. MoPac Expy, Suite 100

Austin, Texas 78746

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